Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Partners and Stockholders of

Wheeler Real Estate Investment Trust, Inc. and

Affiliated Companies

Lumber River Associates, LLC

Tuckernuck Associates, LLC

Perimeter Associates, LLC

Virginia Beach, Virginia

We hereby consent to the incorporation by reference in this Form S-11, Amendment No. 6, of our reports on Wheeler Real Estate Investment Trust, Inc. and Affiliated Companies and Lumber River Associates, LLC, Tuckernuck Associates, LLC, and Perimeter Associates, LLC both dated June 22, 2012, relating to their financial statements and financial statement schedules for the years ended December 31, 2010, and 2011, as listed in the accompanying index.

/s/ Cherry, Bekaert & Holland, L.L.P.

Virginia Beach, Virginia

June 22, 2012